Exhibit 21.1
SUBSIDIAIRIES OF TALEND S.A.

Entity Legal Name	Jurisdiction of Incorporation or Organization
Talend Ltd	UK
Talend Netherlands BV	Netherlands
Talend Italy S.r.l	Italy
Talend Sweden AB	Sweden
Talend Spain, S.L	Spain
Talend Germany GmbH	Germany
Talend GmbH	Switzerland
Talend Limited	Ireland
Talend, Inc.	Delaware
Talend USA, Inc.	Delaware
Stitch Inc.	Delaware
Talend (Canada) Ltd.	Canada
Talend Beijing Technology Co. Ltd.	China
Talend KK	Japan
Talend Australia Pty Ltd.	Australia
Talend Singapore Pte. Ltd.	Singapore
Talend Data Integration Services Private Limited	India
Glainraim Holdings S.à.r.l.	Luxembourg